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                         EXHIBIT 2

 UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA



JACK OLIVE, JONATHAN NOBLE, M.D., JOHN
P. PEDJOE AND ALLSOP, INC. PROFIT
SHARING PLAN & TRUST, on behalf of
themselves and all others similarly
situated and derivatively on behalf of
NATIONAL INCOME REALTY TRUST, a
California business trust, CONTINENTAL
MORTGAGE AND EQUITY TRUST, a
California business trust,
TRANSCONTINENTAL REALTY INVESTORS, a
California business trust, and INCOME
OPPORTUNITY REALTY TRUST, a California
business trust,

   Plaintiffs,

 vs.

GENE E. PHILLIPS; WILLIAM S.
FRIEDMAN; RICHARD N. LAPP;
MICHAEL E. SMITH; WILLIE K.
DAVIS; RAYMOND V. J. SCHRAG;
RANDALL K. GONZALEZ; JAMES W. HAMMOND,
JR.; NATIONAL REALTY ADVISORS, INC., a
Texas corporation; NATIONAL REALTY,
L.P.,

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Case No.  C 89 4331 MHP

DECLARATION OF WILLIAM A. ACKMAN

Date:  August 8, 2000
Time:  2:00 p.m.
Place:  Courtroom of the
Hon.
  Marilyn Hall Patel

a Delaware limited partnership;
AMERICAN REALTY TRUST, INC., a Georgia
corporation; NATIONAL OPERATING L.P.,
a Delaware limited partnership;

   Defendants,

 -and-

NATIONAL INCOME REALTY TRUST, a
California business trust; CONTINENTAL
MORTGAGE AND EQUITY TRUST, a
California business trust;
TRANSCONTINENTAL REALTY INVESTORS, a
California business trust; and INCOME
OPPORTUNITY REALTY TRUST, a California
business trust;

   Nominal Defendants.
_____________________________________
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I, William A. Ackman, do hereby declare as follows:
1. I am one of the principals of Gotham Partners, L.P., Gotham
Partners III, L.P. and Gotham International Advisors, L.L.C., (collectively, "Gotham"). I submit this declaration in support of the recommendation of Settlement Counsel in the above-captioned matter that the advisory contract of Basic Capital Management, Inc. ("BCM") with Transcontinental Realty Investors, Inc. ("TRI") and Income Opportunity Realty Investors, Inc. ("IORI"), and the contracts of BCM's affiliates with such entities, be terminated immediately. The facts herein stated are true and correct of my own personal knowledge, and if called to testify to such facts I could and would do so competently.
2. In June, 2000, following the substantial declines in the price of the securities of TRI (and IORI) following the announcement that Gene E. Phillips and A. Cal Rossi had been indicted, Gotham acquired a total of approximately 1,835,000 shares of TRI (for which it paid about $10.5 million). Based upon such acquisitions, it is my understanding that Gotham presently owns approximately 21 percent of the issued and outstanding shares of TRI.
3. I have reviewed the materials heretofore filed by the parties in response to the Court's Order to Show Cause, including, among other things, the Declaration of Edward G. Zampa. In my opinion, the loans by TRI of $12 million to BCM and American Realty Trust, Inc. described in such materials are improper, not in the best interests of TRI and highly detrimental to TRI's unaffiliated shareholders, including Gotham. First, the loan is severely undersecured. Typically, margin loans are secured by collateral with a trading value of not less than twice the principal amount of the loan. Here, based upon Mr. Zampa's Declaration, the $12 million of loans are secured only by
stock with a public market value of about $3.6 million.   The stock pledged as
security is itself highly volatile; BCM and ART have publicly stated that they may not be able to meet their existing loans; and Mr. Phillips, the principal or control person of the borrowers, is a defendant under a serious criminal indictment - all of which calls into question the borrowers' creditworthiness.

4. More fundamentally, I see no reasonable business purpose behind TRI's making loans to BCM and ART at all. A temporary decline in TRI's share price in response to Mr. Phillips' criminal indictment had no affect on TRI's underlying business. Mr. Zampa's explanation for the board's action is that it was concerned about TRI's trading price, stating: "it was in the interest of all shareholders of [TRI] to have the stock reflect the true value of the company." Zampa Decl. Par. 21. If that were the board's true objective, the logical course would have been for TRI itself to repurchase shares that became available at discounted prices. The opportunity for TRI to repurchase its own and IORI shares at a discount to true value was an enormous corporate opportunity. If TRI had repurchased its own and IORI shares, it would have simultaneously stabilized the price of TRI and IORI and served the interests of all shareholders. Instead, the board has squandered this corporate opportunity and risked $12 million of corporate funds to assist BCM and ART in maintaining control over TRI and IORI.
5. We purchased shares of TRI because we believe that its share price at the time of purchase and at today's trading price of $12 substantially understates the true value of the company. We believe the stock trades at a discount because the companies are controlled by BCM, which charges excessive fees to TRI for managing its assets and business and because of Mr. Phillips' reputation. If the board believes that it is "in the interest of all shareholders to have the stock reflect the true value of the company," it should replace BCM with an outstanding third party real estate manager on competitively bid terms.

6. In my opinion, there would be no deleterious effects on the operations of TRI or IORI if the Court were to order the termination of the advisory contract of BCM with TRI and IORI and the related brokerage and property management contracts of BCM's affiliates with TRI and IORI. In fact, as I have stated above, we believe that such a change would have a positive effect on TRI and IORI. I am aware of several reputable and qualified real estate organizations that could immediately take over the functions that BCM and its affiliates have been performing for TRI and IORI, and which could do so without any disruption of their operations or other adverse impact upon them.
I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct, and that this Declaration was executed in New York, New York this 2nd day of August, 2000.

________________________________
William A. Ackman